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                                                                     Exhibit 8.2

                                August ___, 2002



Dorchester Hugoton, Ltd.
1919 S. Shiloh Road, Suite 600 - LB 48
Garland, Texas  75042

Dear Ladies and Gentlemen:

         We have acted as counsel for Dorchester Hugoton, Ltd., a Texas limited partnership ("Dorchester Hugoton"), in connection with the proposed combination (the "Combination") of Dorchester Hugoton, Republic Royalty Company, a Texas general partnership ("Republic") and Spinnaker Royalty Company, L.P., a Texas limited partnership ("Spinnaker" and, together with Dorchester Hugoton and Republic, the "Combining Partnerships") into Dorchester Minerals, Ltd., a Delaware limited partnership ("Dorchester Minerals"), pursuant to that certain Combination Agreement dated as of December 13, 2001 (the "Combination Agreement"), and as described in the Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") included in the registration statement of Dorchester Minerals on Form S-4, which was originally filed with the Securities and Exchange Commission on May 15, 2002 and amended on the date hereof (the "Registration Statement"). Capitalized terms used but not defined hereunder have the meaning ascribed to them in the Combination Agreement.

         In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including, but not limited to (i) the Combination Agreement, (ii) the Proxy Statement/Prospectus, and (iii) such other documents, records, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion, and our opinion is conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations and warranties, covenants and statements contained therein.

         Except as otherwise specifically set forth therein, the discussion contained in the Proxy Statement/Prospectus in the subsection entitled "Material United States Federal Income Tax Consequences" constitutes our opinion with respect to the material United States federal income tax consequences of certain pre-Combination transactions, the Combination, and the ownership of common units in Dorchester Minerals after the Combination. This opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the "IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by any of the Combining Partnerships or

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August ___, 2002
Page 2


Dorchester Minerals as to the federal income tax consequences of any matter set forth in the above discussion. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will not disagree with such opinion. Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal tax laws.

         This opinion is furnished to you solely for use in connection with the Proxy Statement/Prospectus. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our Firm in the Registration Statement under the caption "Material United States Federal Income Tax Consequences." In giving the consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,
                                LOCKE LIDDELL & SAPP LLP

                                By:
                                   ---------------------------------------------
                                   C. F. Allison, Jr.